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Exhibit 99

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN WHOLE OR IN
PART IN OR INTO CANADA, AUSTRALIA OR JAPAN.

MEDIA CONTACT:  Sally Benjamin Young, 847-374-2227
INVESTOR CONTACT:  Paul Orzech, 847-374-2369

           MMI COMPANIES, INC. ANNOUNCES AGREEMENT
            TO ACQUIRE UNIONAMERICA HOLDINGS PLC

DEERFIELD, IL, June 25, 1997 -- MMI Companies, Inc.
(NYSE:MMI) ("MMI") and Unionamerica Holdings plc (NYSE:UA)
("Unionamerica") today announced the signing of an Acquisition Agreement (the "Agreement") in connection with the proposed acquisition of Unionamerica by MMI in a stock for stock transaction.

Under the terms of the Agreement, which has been approved by the Boards of Directors of MMI and Unionamerica, MMI will make a share for share offer to acquire the whole of the issued share capital of Unionamerica (the "Offer"). Under the terms of the Offer, MMI will offer to acquire each American Depository Share (ADS), representing one Ordinary Share of Unionamerica, for 0.836 shares of MMI Common Stock through a tender offer. The Offer will be made only pursuant to a tender offer and Prospectus at such time as a registration statement covering MMI's Common Stock is filed and declared effective by the Securities and Exchange Commission. The Offer is subject to a number of conditions, including the acceptance of the Offer by holders of at least 90 percent of Unionamerica Ordinary Shares, approval of the issuance of shares of MMI Common Stock by MMI's shareholders, and regulatory approval in the U.S. and U.K. In connection with the signing of the Agreement, the holders of 50 percent of the Ordinary Shares of Unionamerica have delivered to MMI Irrevocable Undertakings to tender their shares in the Offer. Completion of the transaction is expected in the fourth quarter.

MMI is an international healthcare risk management company with more than 20 years experience providing a wide range of products and services that help the healthcare industry manage risks associated with the delivery of care. Through its operating subsidiaries, MMI provides professional liability insurance and reinsurance, education and information management products, clinical and financial risk management services, managed care design and infrastructure development, healthcare restructuring products and strategic management, and employee relations and human resource consulting services. In addition to its Deerfield headquarters, MMI has a network of offices throughout the United States and overseas.

Unionamerica is one of the London insurance market's leading companies in professional indemnity reinsurance, including malpractice reinsurance primarily for single-U.S. state groups of physicians and healthcare providers, as well as lawyers and other professionals. The company also has business in the specialty casualty and property reinsurance market segment.

Smith Barney Inc., which is regulated by The Securities and Futures Authority Limited in the United Kingdom, is acting exclusively for MMI in connection with the Offer and will not be responsible to anyone other than MMI for providing the protections afforded to customers of Smith Barney Inc.
nor for providing advice in relation to the Offer.